Exhibti 99.1

Two Rivers Cuts Operating Expenses by 52% In Q1
Launches Several New Business Initiatives

DENVER CO – May 14, 2014 - Two Rivers Water & Farming Company (“Two Rivers”, OTCBB: TURV) (www.2riverswater.com) announced results for its March 31, 2014 quarter, which showed a 52% decrease in operating expenses for the same period in 2013.  As a result of improved overall operating efficiencies and a suspension of stock based compensation, the Company reported a $958,000 operating loss in the first quarter of 2014 compared to a $1,985,000 operating loss for the same period of 2013.  The Company generates the majority of its agricultural revenues in the third and fourth quarters of each year and expects an operating profit for 2014.

John McKowen, CEO of Two Rivers stated,  “We continue to work on improving value for our shareholders.  In our farming business, we have doubled the acreage we will plant in 2014 with an emphasis on expanding our high value fruit and vegetable production.  We are more than 3/4 of the way through our planting season and unlike other areas of the arid southwest, we have ample supplies of water in our irrigation systems for 2014.  In our water business, we continue to develop water resources with an emphasis on creating additional augmentation sources for our farms and our network of growers.  We have also begun several new business initiatives, which includes a farmland sale/leaseback subsidiary that allows us to expand our operations, revenues and earnings without further dilution to our existing shareholder base and a new independent company which builds and leases infrastructure that supports the legal growth and sale of marijuana and hemp.”

About Two Rivers:

Two Rivers has developed and operates a new farming and water business model suitable for arid regions in the Southwestern United States whereby the Company synergistically integrates high value fruit and vegetable farming and wholesale water distribution into one company.  Two Rivers business model reinvigorates agricultural communities and provides excess water to municipalities through market forces.  Two Rivers’ core business converts irrigated farmland, which is marginally profitable growing low value feed crops, into highly profitable irrigated farmland growing high yield, high value, fruit and vegetable crops.   Fruit and vegetable crops generate six times the revenue of feed crops with better margins. The Company’s initial area of focus is in the Arkansas River basin and its tributaries on the southern Front Range of Colorado.

This news release contains "forward-looking statements," as that term is defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements that are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future.  Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with developing and acquiring land and water resources.  There can be no assurance Two Rivers will be able to raise additional capital, that it will be able to increase the scale of its business, or that its existing resources will be sufficient to meet all of its cash needs.  These forward-looking statements are made as of the date of this news release, and Two Rivers assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements.

Contact:
Wayne Harding
Two Rivers Water & Farming Company
(303) 222-1000
info@2riverswater.com